Exhibit 99.1

WestRock Prices $1.0 Billion of Senior Notes

ATLANTA (May 16, 2019) – WestRock Company (NYSE: WRK) today announced that its wholly owned subsidiary, WRKCo Inc., has priced a registered public offering of $500 million aggregate principal amount of 3.900% senior notes due June 1, 2028 and $500 million aggregate principal amount of 4.200% senior notes due June 1, 2032. The notes will be guaranteed by WestRock Company and certain of its subsidiaries.

WestRock intends to use the net proceeds of the offering to redeem (on June 3, 2019) all of the $250.0 million principal amount of WestRock MWV, LLC’s 7.375% notes due on September 1, 2019 (the “2019 Notes”) and all of the $350.0 million principal amount of WestRock RKT, LLC’s 3.500% notes due March 1, 2020 (the “2020 Notes”), to reduce outstanding indebtedness under a term loan and commercial paper program and for general corporate purposes. The offering is expected to close on May 20, 2019, subject to the satisfaction of customary closing conditions.

BofA Securities, Wells Fargo Securities, J.P. Morgan, Mizuho Securities, Scotiabank and TD Securities are acting as joint book-running managers for the offering. The offering is being made only by means of a prospectus supplement and the accompanying base prospectus, which is filed as part of WestRock’s effective shelf registration statement on Form S-3, copies of which may be obtained by calling BofA Securities at 1-800-294-1322 or Wells Fargo Securities at 1-800-645-3751. You may also obtain these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov.

This press release will not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes or the guarantees in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This release contains forward-looking statements that are based on management’s current views and assumptions and are typically identified by words or phrases such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “prospects,” “potential” and “forecast,” and other words, terms and phrases of similar meaning. Forward-looking statements include statements such as that (i) WestRock intends to use the net proceeds of the offering to redeem the 2019 Notes and the 2020 Notes, to reduce outstanding indebtedness under a term loan and commercial paper program and for general corporate purposes; (ii) the redemption date for the 2019 Notes and the 2020 Notes will be June 3, 2019; and (iii) the offering is expected to close on May 20, 2019. Factors that may affect actual results include, but are not limited to, economic, competitive and market conditions generally, volumes and price levels of purchases by customers; and competitive conditions in WestRock’s businesses and possible adverse actions of their customers, competitors and suppliers. Please refer to the cautionary statements set forth in Item 1A of WestRock’s Annual Report on Form 10-K for the year ended September 30, 2018. WestRock undertakes no duty to update forward-looking statements.

About WestRock

WestRock (NYSE: WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s team members support customers around the world from locations spanning North America, South America, Europe, Asia and Australia. Learn more at www.westrock.com.

CONTACT:

Investors:

James Armstrong, 470-328-6327

Vice President, Investor Relations

james.armstrong@westrock.com

John Stakel, 678-291-7901

Senior Vice President, Treasurer

john.stakel@westrock.com

Media:

John Pensec, 470-328-6397

Director, Corporate Communications

john.pensec@westrock.com